Exhibit 4.5

TRINITY BIOTECH PUBLIC LIMITED COMPANY

- and -

KEVIN LAWSON

SHARE OPTION AGREEMENT

William Fry

Solicitors

Fitzwilton House

Wilton Place

Dublin 2

www.williamfry.ie

© William Fry 2013

014601.0004

TABLE OF CONTENTS

1.	DEFINITIONS	3

2.	GRANT OF OPTION	4

3.	OPTION PRICE	4

4.	PERIOD FOR EXERCISE OF OPTION	4

5.	PROCEDURE ON EXERCISE OF OPTION	4

6.	ADJUSTMENTS TO SHARE CAPITAL	4

7.	SHARE CAPITAL	5

8.	MERGER OR TAKEOVER	5

9.	RESTRICTION ON SALE	5

10.	LIQUIDATION	6

11.	CONSENT TO DATA PROCESSING	6

12.	GENERAL PROVISIONS	6

SCHEDULE 1		9

SCHEDULE 2		10

THIS AGREEMENT is made on	July 2013

BETWEEN:

TRINITY BIOTECH PUBLIC LIMITED COMPANY
having its registered office at
IDA Business Park,
Bray, Co. Wicklow
(hereinafter called the “Company”)

- and -

KEVIN LAWSON
of 56 Applewood Ln, Getzville, NY 14068
(hereinafter called the “Optionholder”)

WHEREAS:

A.	The Optionholder is an employee of IMMCO Diagnostics, Inc., a Delaware corporation under registered number 4457503 and a Subsidiary of the Company (as defined below).

B.	The parties have now agreed that the Optionholder shall be granted an option to subscribe for Shares (as hereinafter defined) in the capital of the Company on the terms and conditions hereinafter contained.

IT IS AGREED as follows:

1.	Definitions

In this Agreement the following expressions shall have the following meaning unless the context otherwise requires:

“Associated Company”, means a company under the Control of the Company or any Subsidiary of the Company or any combination thereof or in which the Company and/or its Subsidiaries have a shareholding interest of 20% or greater;

“Board”, the board of directors of the Company;

“Control”, has the same meaning as in Section 11 of the Taxes Consolidation Act, 1997;

“Restricted Shares”, means any Shares allotted to the Optionholder following an exercise of the Option in accordance with the terms of this Agreement;

“Notice of Exercise”, means a notice of exercise of an Option in the form set out in Schedule 2 or such other form approved by the Board;

“Option”, the option granted pursuant to clause 2;

“Option Certificate”, means a certificate executed under the seal of the Company evidencing the grant of an Option, in the form set out in Schedule 1 hereto or such other form as may be approved by the Board;

“Option Price”, means the price per Option Share specified in Clause 3;

“Option Shares”, subject to Clause 6, 102,400 A Shares (25,600 ADRs);

“Grant Date”, the date of this Agreement;

“Scheduled Termination Date”, 3 December 2017;

“Shares”, means the “A” Ordinary Shares of $0.0109 each in the capital for the time being of the Company; and

“Subsidiary”, has the meaning assigned in Section 155 of the Companies Act 1963.

2.	Grant of Option

(a)	In consideration of the entry by the Optionholder into this Agreement and of the payment of the sum of €1.00 now made by the Optionholder to the Company (the receipt of which the Company hereby acknowledges) and subject to clauses 4, 6, 8 and 9, the Company hereby grants to the Optionholder an option to subscribe for and be allotted the Option Shares (the “Option”) subject to the due exercise of the Option in accordance with terms and conditions of this Agreement.

(b)	An Option Certificate shall be issued to the Optionholder in respect of the Option on the Grant Date.

3.	Option Price

The Option Price payable upon exercise of the Option to subscribe for and be allotted the Option Shares shall be $1.66 per Option Share ($6.64 per ADR).

4.	Period for exercise of Option

The Option shall be exercisable at any time or times prior to the Scheduled Termination Date. The Option shall expire at 6p.m. on the Scheduled Termination Date to the extent that it has not been exercised prior to that date.

5.	Procedure on exercise of Option

(a)	The Option shall be exercised by notice in writing given by the Optionholder to the Company in the form set out in Schedule 2. The Optionholder shall notify the Company that he is exercising the Option in respect of all or part of the Option Shares for the time being comprised in the Option and of the number of Option Shares in respect of which he is exercising the Option. The notice of exercise of the Option shall be accompanied by payment of the Option Price for the Option Shares in respect of which the Option is exercised and the Option Certificate. The Option Price can be paid in cash or by cheque or by same-day sale exercise through a broker designated by the Company or any other means approved by the Board.

(b)	As soon as practicable after receipt by the Company of such notice and receipt of payment of the Option Price, subject to the Company obtaining any regulatory or stock exchange consent which is necessary to enable it to allot Option Shares pursuant to the exercise of the Option and subject to the terms of any such consent, the Option Shares shall be issued by the Company to the Optionholder and the Company shall deliver to the Optionholder any appropriate balancing Option Certificate.

(c)	Save for the restrictions set out in Clause 9, all Shares issued on any exercise of the Option shall rank pari passu in all respects with the Shares already in issue.

6.	Adjustments to share capital

In the event of any variation in the Company’s capital structure, whether by way of a rights issue, capitalisation of profits or reserves or any consolidation or subdivision or reduction of the capital of the Company, the number of Option Shares and / or the Option Price for each of those Shares and/or the class of Option Shares shall be adjusted in such manner as the Board considers to be fair and reasonable.

7.	Share capital

The Company shall keep sufficient Shares to enable it to discharge its obligations under this Agreement and shall take all steps as may be necessary (including the passing of any resolutions of the Company) to ensure that the directors of the Company shall, at all times, be generally and unconditionally authorised to allot Shares to the Optionholder in accordance with the provisions of Section 20 of the Companies (Amendment) Act, 1983 or any statutory modification or re-enactment thereof and so that the provisions of Section 23 of the said Act (or any such modification or re-enactment thereof) shall not apply to any such allotment.

8.	Merger or takeover

In the event that the Company is party to a merger, takeover or other reorganisation including but not limited to a court sanctioned compromise or scheme arrangement, pursuant to which a party or parties acting in concert obtain(s) Control of the Company, or the Board consider that this is about to occur, or notice is given of a resolution for the voluntary winding-up of the Company, the Board may, at its discretion with respect to the Option:

(a)	request the Optionholder to exercise the Option (in whole or in part) within such period as the Board may in its reasonable discretion determine (which shall not be less than ten days) and if the Optionholder does not comply with such request, the Option shall lapse on a date specified by the Board; or

(b)	arrange for payment of a cash settlement to the Optionholder in cancellation of the Option equal per Share subject to the cancelled Option to the excess of the amount to be paid for a Share in the merger or takeover or reorganisation or winding up over the Option Price.

9.	Restriction on Sale

In consideration of the Company entering into this Agreement, the Optionholder agrees that notwithstanding the terms of the Articles of Association he shall not without the prior written consent of the Board:

(a)	offer for sale;

(b)	pledge;

(c)	sell;

(d)	contract to sell;

(e)	sell any option or contract to purchase;

(f)	grant any option, right or warrant to purchase; or

(g)	otherwise transfer or dispose of, directly or indirectly;

(and each such action shall be referred to as a Sale for the purposes of this Clause 9), any Restricted Shares prior to the date that they become eligible for Sale in accordance with the following schedule:

Date	Percentage of Restricted Shares Eligible for Sale
Prior to 1st anniversary of Grant Date	0%
At any time on or after 1st anniversary of the Grant Date and before 2nd Anniversary of the Grant Date	25%
At any time on or after 2nd anniversary of the Grant Date and before 3rd Anniversary of the Grant Date	Additional 25% (50% of total	)
At any time on or after 3rd anniversary of the Grant Date	Additional 50% (100% of total	)

10.	Liquidation

In the event of a liquidator being appointed to the Company the Option shall ipso facto cease to be exercisable and (save to the extent, if at all, that the Board may prior to such liquidation at its absolute discretion determine) the Optionholder shall not be entitled to damages or other compensation of any kind.

11.	Consent to Data Processing

The Optionholder consents to the holding and processing of personal data relating to him by the Company or any Associated Company for all purposes relating to the operation of this Agreement or his holding of any Shares, which purposes include but are not limited to:

(i)	administering and maintaining Optionholder records;

(ii)	providing information to tax and regulatory authorities; or

(iv)	providing information, on a confidential basis, to potential purchasers of the Company or the business in which the Optionholder is employed.

12.	General provisions

(a)	The rights of the Optionholder under this Agreement shall be deemed personal and shall not be assignable in whole or in part (except, upon the Optionholder’s death, to the Optionholder’s estate or other transferee of such rights in accordance with the Optionholder’s will or as required by law) unless the Board in its sole discretion consents to an assignment or transfer. Any purported transfer, assignment, mortgage or charge of an Option (except, upon the Optionholder’s death, to the Optionholder’s estate or other transferee of such rights in accordance with the Optionholder’s will or as required by law), without the consent in writing of the Board, shall cause the Option to lapse forthwith.

(b)	If, in consequence of the grant, vesting, exercise, assignment or release of the Option, or the acquisition or disposal of Option Shares, the Company or any Associated Company has any obligation to account to the relevant authorities for any liability to tax, levies, PRSI or health contribution or national insurance or social security contributions or duties of any kind, the relevant company shall be authorised to make such arrangements as it considers necessary or appropriate to obtain the relevant sum of money from the Optionholder, to the extent permitted by law, and this shall include the authority to make a deduction or deductions from the basic salary of the Optionholder or to sell or withhold Shares issued or issuable to the Option Holder on exercise of the Option. If withholding tax obligations arise in connection with any transaction under this Agreement, the Optionholder shall make arrangements satisfactory to the Company to meet such obligations. The Company shall not be required to issue or allot any Shares until such obligations are satisfied.

(c)	Any notice given hereunder shall be in writing and shall be delivered or sent by pre-paid post to the address set out herein for the party to whom such notice shall have been addressed (or such other address as designated from time to time to the other party hereto).

(d)	The section heading and captions to the clauses in this agreement are for reference only and shall not be considered a part of or affect the construction or interpretation of this agreement.

(e)	This agreement may be amended, modified, superseded or cancelled and any of its terms, covenants, representations, warranties, undertakings, or conditions may be waived only by a written instrument signed by (or by some person duly authorised by) the parties or, in the case of a waiver, by the party waiving compliance.

(f)	This Agreement shall be governed by and construed in accordance with Irish law and the parties agree to submit to the exclusive jurisdiction of the Courts of Ireland in relation to any claim, dispute or difference which may arise hereunder.

(g)	This Agreement shall enure to the benefit of and be binding upon the respective parties hereto and their respective successors and personal representatives.

(h)	This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original all such counterparts together constituting but one and the same instrument.

IN WITNESS whereof this Agreement has been entered into as a Deed on the day and year first herein written.

GIVEN under the common seal of TRINITY BIOTECH PUBLIC LIMITED COMPANY and delivered as a deed
Signature

Print Name

Signature

Print Name

SIGNED AND DELIVERED as a deed by KEVIN LAWSON
in the presence of:
Signature

Witness (Signature)

Print Name

Print Address

Witness Occupation

SCHEDULE 1

Option Certificate

THIS DOCUMENT IS IMPORTANT

Name:	Kevin Lawson

Address:	56 Applewoods Ln

Getzville, NY 14068

Grant Date:	July , 2013

Number of Shares:	102,400 A Shares (25,600 ADRs)

Option Price per Share:	$1.66 per A Share ($6.64 per ADR).

Vesting Conditions:	None (fully vested)

Last Date on which Notice of Exercise of Option can be given:	December 3, 2017

THIS IS TO CERTIFY that the individual named above was on the above Grant Date granted an option to subscribe for the above number of “A” Ordinary Shares (“Shares”) in Trinity Biotech plc (the “Company”) at the above Option Price per Share. This Option may not be transferred, assigned, mortgaged or charged by the Optionholder in violation of the Option Agreement and any purported transfer, assignment, mortgage or charge will cause this Option to lapse forthwith. This Option is exercisable subject to and in accordance with the terms and conditions of the Option Agreement dated the date hereof, a copy of which accompanies this Option Certificate.

GIVEN under the common seal of TRINITY BIOTECH PUBLIC LIMITED COMPANY and delivered as a deed
Signature

Print Name

Signature

Print Name

SCHEDULE 2

Notice of Exercise of Option

To:	Trinity Biotech Public Limited Company

From:

I hereby give notice of the exercise of an Option to subscribe for             “A” Ordinary Shares in the capital of Trinity Biotech Public Limited Company granted to me under the Option Agreement dated [    ] July 2013.

I enclose the Option Price of $         to acquire         “A” Ordinary Shares.

Signed:

Dated:

Full Name:

Address: